AMENDMENT NO. 1 TO PRINCIPAL UNDERWRITING AGREEMENT

     	The PRINCIPAL UNDERWRITING AGREEMENT, dated as of February 1, 1997, by and between First Symetra National Life Insurance Company of New York ("the Company") (formerly First SAFECO National Life Insurance Company of New
York) on behalf of First SAFECO Separate Account S ("Separate Account") and Symetra Securities, Inc. (formerly SAFECO Securities, Inc.), a corporation registered as a broker-dealer with the Securities and Exchange Commission and National Association of Securities Dealers, Inc. ("Distributor" or "Principal Underwriter")(the "Agreement") is hereby amended as of September __, 2005 as follows:

    	WHEREAS, the Company is a life insurance company licensed to sell various life insurance and annuity products;

	WHEREAS, the Distributor acts as principal underwriter with respect to the variable insurance and annuity products sold by the Company and issued through the Separate Account;

	WHEREAS, the parties entered into a Principal Underwriter's Agreement dated February 1, 1997, the original of which is has not been located as of the date of this Amendment No. 1;

	WHEREAS, both Company and Distributor have undergone name and location changes since the date of the Agreement;

	WHEREAS, the newly adopted Rule 38a-1 under the Investment Company Act of 1940 ("Rule 38a-1") requires the Company to approve and to oversee the implementation of the policies and procedures of the Distributor for compliance with the federal securities laws;

	WHEREAS, the Company and the Distributor desire to comply with Rule
38a-1;

	NOW, THEREFORE, the Company and the Distributor agree as follows:

1.	To the best of the parties knowledge and belief, the Agreement was
	entered into on February 1, 1997, and the parties hereby ratify and affirm the existence of such Agreement. The parties acknowledge and agree that except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

2.	Effective September 1, 2004, First Safeco National Life Insurance
	Company of New York and Safeco Securities, Inc. changed their names
	to First Symetra National Life Insurance Company of New York and Symetra Securities, Inc., respectively. All references in the Agreement to "First SAFECO" or "the Company" shall mean First Symetra National Life Insurance Company of New York and all references to "Distributor," "Principal Underwriter" or "Symetra Securities, Inc." shall mean Symetra Securities, Inc.
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3.	Effective September 2, 2004 the Separate Account changed its name from
	First Safeco Separate Account S to First Symetra Separate Account S. All references to Separate Account shall mean First Symetra Separate Account S.

4.	Effective July 15, 2005, all Notices made pursuant to Section 13 of the
	Agreement shall be made to the following addresses:

	TO THE COMPANY:
		First Symetra National Life Insurance Company of New York
		Legal Department SC-11
		777 108th Ave NE, Suite 1200
		Bellevue, WA 98004

	TO THE DISTRIBUTOR:
		Symetra Securities, Inc.
		Legal Department SC-11
		777 108th Ave NE, Suite 1200
		Bellevue, WA 98004

5.	The Distributor will provide the Company with its written compliance
	policies and procedures covering services provided to the Company, as required by Rule 38a-1 under the Investment Company Act of 1940 ("Rule 38a-1 policies and procedures") for the approval by the Company. The Distributor's Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1, which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), the Sarbanes-Oxley Act of 2002, any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury ("Federal Securities Laws").

6.	The Distributor will promptly provide the Company's Chief Compliance
	Officer with any material changes that have been made to the Distributor's Rule 38a-1 policies and procedures.

7.	The Distributor agrees to cooperate with the Company in the annual
	review of the Distributor's Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Company to determine the
	adequacy of the Distributor's Rule 38a-1 policies and procedures and
	the effectiveness of their implementation (the "Annual Review"). The Distributor also agrees to cooperate with the Company in any interim reviews of the Distributor's Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation
	in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Company's Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Distributor's Rule 38a-1 policies and procedures satisfactory to the Company's Chief Compliance Officer.
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8.	The Distributor will provide the Company with ongoing, direct, and
	immediate access to the Distributor's compliance personnel and shall cooperate with the Company's Chief Compliance Officer in carrying out the Company obligations under Rule 38a-1 to oversee the compliance program of the Distributor (insofar as such program relates to services provided to the Company).

9.	The Distributor will promptly notify Company in the event that a
	Material Compliance Matter, as defined in Rule 38a-1, occurs with respect to the Distributor's Rule 38a-1 policies and procedures and will cooperate with the Company in providing the Company with periodic and special reports in the event any Material Compliance Matter occurs.
	A "Material Compliance Matter" includes any compliance matter that involves: (1) a violation of the Federal Securities Laws by the Distributor (or its officers, directors, employees, or agents); (2) a violation of the Distributor's Rule 38a-1 policies and procedures; or
	(3) a weakness in the design or implementation of the Distributor's Rule 38a-1 policies and procedures.

10.	The Distributor, its officers, directors, and employees (and anyone
	acting under the direction of any of those) will not, directly or indirectly, take any action to coerce, manipulate, mislead, or fraudulently influence the Company's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the ___ day of September, 2005.

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:  ____________________________________
Randall H. Talbot, President

SYMETRA SECURITIES, INC.
By:  ___________________________
Linda C. Mahaffey, President